DISTRIBUTION AGREEMENT

      THIS AGREEMENT is made as of November 1, 2011, between DBX
ETF Trust, a Delaware statutory trust (the "Fund"), and ALPS
Distributors, Inc., a Colorado corporation ("ALPS").

      WHEREAS, the Fund is an open-end investment company offering a number of portfolios, each such portfolio investing primarily in securities selected to reflect the performance of a particular market index, having filed with the Securities and Exchange Commission (the "SEC") a registration statement on Form N-1A under the Securities Act of 1933, as amended (the "1933 Act"), and the Investment Company Act of 1940, as amended (the "1940 Act");

	WHEREAS, ALPS is registered as a broker-dealer under the Securities Exchange Act of 1934 (the "1934 Act") and a member of the Financial Industry Regulatory Authority ("FINRA");

      WHEREAS, the Fund intends to create and redeem shares of beneficial interest, par value $.001 per Share (the "Shares") of each portfolio on a continuous basis at their net asset value only in aggregations constituting a Creation Unit, as such term is defined in the registration statement;

      WHEREAS, the Shares of each portfolio will be listed on the NYSE Arca, Inc. (the "NYSE Arca") and traded under the symbols set forth in Appendix A hereto;

      WHEREAS, the Fund	 desires to retain ALPS to act as the
distributor with respect to the issuance and distribution of Creation Units of Shares of each portfolio, hold itself available to receive and process orders for such Creation Units in the manner set forth in the Fund's prospectus, and to enter into arrangements with broker-dealers who may solicit purchases of Shares and with broker-dealers and others to provide for servicing of shareholder accounts and for distribution assistance, including broker-dealer and shareholder support; and

      WHEREAS, ALPS desires to provide the services described herein to the Fund.

      NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties agree as follows.

1.	ALPS Appointment and Duties.

(a)	The Fund hereby appoints ALPS as the exclusive
distributor for Creation Unit aggregations of Shares of each portfolio listed in Appendix A hereto, as may be amended from time to time, and to perform the duties that are set forth in Appendix B hereto as amended from time to time, upon the terms and conditions hereinafter set forth. ALPS hereby accepts such appointment and agrees to furnish such specified services. ALPS shall for all purposes be deemed to be an independent contractor and shall, except as otherwise expressly authorized in this Agreement, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

(b)	ALPS may employ or associate itself with a person or
persons or organizations as ALPS believes to be desirable in the performance of its duties hereunder; provided that, in such event, the compensation of such person or persons or organizations shall be paid by and be the sole responsibility of ALPS, and the Fund shall bear no cost or obligation with respect thereto; and provided further that ALPS shall not be relieved of any of its obligations under this Agreement in such event and shall be responsible for all acts of any such person or persons or organizations taken in furtherance of this Agreement to the same extent it would be for its own acts.

2.	ALPS Compensation; Expenses.

(a)	ALPS will bear all expenses in connection with the
performance of its services under this Agreement, except as otherwise provided herein. ALPS will not bear any of the costs of Fund personnel. Other Fund expenses incurred shall be borne by the Fund or the Fund's investment adviser, including, but not limited to, initial organization and offering expenses; the blue sky registration and qualification of Shares for sale in the various states in which the officers of the Fund shall determine it advisable to qualify such Shares for sale
(including registering the Fund's investment adviser as a broker or dealer or any officer of the Fund as agent or salesman in any state); litigation expenses; taxes; costs of preferred shares; expenses of conducting repurchase offers for the purpose of repurchasing Fund shares;
administration, transfer agency, and custodial expenses;
interest; Fund directors' or trustees' fees; brokerage fees and commissions; state and federal registration fees; advisory fees; insurance premiums; fidelity bond premiums; Fund and investment advisory related legal expenses; costs of maintenance of Fund existence;
printing and delivery of materials in connection with meetings of the Fund's directors or trustees; printing and mailing of shareholder reports, prospectuses, statements of additional information, other offering documents and supplements, proxy materials, and other communications to shareholders; securities pricing data and expenses in connection with electronic filings with the Securities and Exchange Commission (the "SEC").

3.	Documents.  The Fund has furnished or will furnish, upon
request, ALPS with copies of the Fund's Declaration of Trust, advisory agreement, custodian agreement, transfer agency agreement, administration agreement, current prospectus, statement of additional information, periodic
Fund reports, and all forms relating to any plan, program or service offered by the Fund. The Fund shall furnish, within a reasonable time period, to ALPS a copy of any amendment or supplement to any of the above-mentioned documents. Upon reasonable request, the Fund shall furnish promptly to ALPS any additional documents necessary or advisable to perform its functions hereunder. As used in this Agreement the terms "registration statement," "prospectus" and "statement of additional information" shall mean any registration statement, prospectus and statement of additional information filed by the Fund with the SEC and any amendments and supplements thereto that are filed with the SEC.

4.	Insurance.  ALPS agrees to maintain fidelity bond and
liability insurance coverages which are, in scope and amount, consistent with coverages customary for distribution activities relating to the Fund. ALPS shall notify the Fund upon receipt of any notice of material, adverse change in the terms or provisions of its insurance coverage. Such notification shall include the date of change and the reason or reasons therefore. ALPS shall notify the Fund of any material claims against it, whether or not covered by insurance, and shall notify the Fund from time to time as may be appropriate of the total outstanding claims made by it under its insurance coverage.

5.	Right to Receive Advice.

(a)	Advice of the Fund and Service Providers.  If ALPS is in
doubt as to any action it should or should not take, ALPS may request directions, advice, or instructions from the Fund or, as applicable, the Fund's investment adviser, custodian, or other service providers.

(b)	Advice of Counsel.  If ALPS is in doubt as to any
question of law pertaining to any action it should or should not take, ALPS may request advice from counsel of its own choosing (who may be counsel for the Fund, the Fund's investment adviser, or ALPS, at the option of
ALPS).

(c)	Conflicting Advice.  In the event of a conflict between
directions, advice or instructions ALPS receives from the Fund or any service provider and the advice ALPS receives from counsel, ALPS may in its sole discretion rely upon and follow the advice of counsel. ALPS will provide the Fund with prior written notice of its intent to follow advice of counsel that is materially inconsistent with directions, advice or instructions from the Fund. Upon request, ALPS will provide the Fund with a copy of such advice of counsel.

6.	Standard of Care; Limitation of Liability; Indemnification.

(a)	ALPS shall be obligated to act in good faith and to
exercise commercially reasonable care and diligence in the performance of its duties under this Agreement.

(b)	In the absence of willful misfeasance, bad faith,
negligence, or reckless disregard by ALPS in the performance of its duties, obligations, or responsibilities set forth in this Agreement, ALPS and its affiliates, including their respective officers, directors, agents, and employees, shall not be liable for, and the Fund agrees to indemnify, defend and hold harmless such persons from, all taxes, charges, expenses, assessments, claims, and liabilities (including, without limitation, attorneys' fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from the following:

(i)	the inaccuracy of factual information furnished to
ALPS by the Fund or the Fund's investment adviser, custodians, or other service providers;

(ii)	any untrue statement of a material fact or
omission of a material fact required to be stated or necessary in order to make the statements not misleading under the 1933 Act, the 1940 Act, or any other statute or the common law, in any registration statement, prospectus, statement of additional information, shareholder report, or other information filed or made public by the Fund (as amended from time to time), except to the extent the statement or omission was made in reliance upon, and in conformity with, information furnished to the Fund by or on behalf of ALPS;

(iii)	any error of judgment or mistake of law or for any
loss suffered by the Fund in connection with the matters to which this Agreement relates;

(iv)	subject to section 16 herein, losses, delays,
failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation, acts of God, action or inaction of civil or military authority, war, terrorism, riot, fire, flood, sabotage, labor disputes, elements of nature, or non-performance by a third party;

(v)	ALPS' reliance on any instruction, direction, notice,
instrument or other information that ALPS reasonably believes to be genuine;

(vi)	loss of data or service interruptions caused by
equipment failure; or

(vii)	any other action or omission to act which ALPS
takes in connection with the provision of services to the Fund.

(c)	ALPS shall indemnify and hold harmless the Fund, the
Fund's investment adviser and their respective officers, directors, agents, and employees from and against any and all taxes, charges, expenses, assessments, claims, and liabilities (including, without limitation, attorneys' fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from ALPS' willful misfeasance, bad faith, negligence, or reckless disregard in the performance of its duties, obligations, or responsibilities set forth in this Agreement.

(d)	Notwithstanding anything in this Agreement to the
contrary, neither party shall be liable under this Agreement to the other party hereto for any punitive, consequential, special or indirect losses or damages.
Any indemnification payable by a party to this Agreement shall be net of insurance maintained by the indemnified party as of the time the claim giving rise to indemnity hereunder is alleged to have arisen to the extent it covers such claim.

7.	Activities of ALPS.  The services of ALPS under this
Agreement are not to be deemed exclusive, and ALPS shall be free to render similar services to others. The Fund recognizes that from time to time directors, officers and employees of ALPS may serve as directors, officers and employees of other corporations or businesses (including other investment companies) and that such other corporations and businesses may include ALPS as part of their name and that ALPS or its affiliates may enter into distribution agreements or other agreements with such other corporations and businesses.

8.	Accounts and Records.  The accounts and records maintained by
ALPS shall be the property of the Fund. ALPS shall prepare, maintain and preserve such accounts and records as required by the 1940 Act and other applicable securities laws, rules and regulations. ALPS shall surrender such accounts and records to the Fund, in the form in which such accounts and records have been maintained or preserved, promptly upon receipt of instructions from the Fund. The Fund shall have access to such accounts and records at all times during ALPS' normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by ALPS to the Fund at the Fund's expense. ALPS shall assist the Fund, the Fund's independent auditors, or, upon approval of the Fund, any regulatory body, in any requested review of the Fund's accounts and records, and reports by ALPS or its independent accountants concerning its accounting system and internal auditing controls will be open to such entities for audit or inspection upon reasonable request. ALPS or its undersigned as defined by Rule 17a-4 of the 1934 Act, shall have access to all electronic communications, including password access to the system storing the electronic communications, of registered representatives of ALPS that are associated with the Fund and are required to be maintained under Rule 17a-4 of the Exchange Act and FINRA
Rules 3110 and 3010. Electronic storage media maintained by the Fund will comply with Rule 17a-4 of the 1934 Act.


9.	Confidential and Proprietary Information.  ALPS agrees that
it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all records and information relative to the Fund and its current and former shareholders and other information germane thereto, as confidential and as proprietary information of the Fund and not to use, sell, transfer, or divulge such information or records to any person for any purpose other than performance of its duties hereunder, except after prior notification to and approval in writing from the Fund, which approval shall not be unreasonably withheld. Approval may not be withheld where ALPS may be exposed to civil, regulatory, or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when requested by the Fund. When requested to divulge such information by duly constituted authorities, ALPS shall use reasonable commercial efforts to request confidential treatment of such information. ALPS shall have in place and maintain physical, electronic, and procedural safeguards reasonably designed to protect the security, confidentiality, and integrity of, and to prevent unauthorized access to or use of records and information relating to the Fund and its current and former shareholders.

10.	Compliance with Rules and Regulations.  ALPS shall comply
(and to the extent ALPS takes or is required to take action on behalf of the Fund hereunder shall cause the Fund to comply) with all applicable requirements of the 1940 Act and other applicable laws, rules, regulations, orders and code of ethics, as well as all investment restrictions, policies and procedures adopted by the Fund of which ALPS has knowledge
(it being understood that ALPS is deemed to have knowledge of all investment restrictions, policies or procedures set out in the Fund's public filings or otherwise provided to ALPS). Except as set out in this Agreement, ALPS assumes no responsibility for such compliance by the Fund. ALPS shall maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the services provided, and shall provide to the Fund a certification to such effect no less than annually or as otherwise reasonably requested by the Fund. ALPS shall make available its compliance personnel and shall provide at its own expense summaries and other relevant materials relating to such program as reasonably requested by the Fund.

11.	Representations and Warranties of ALPS.  ALPS represents and warrants to the Fund that:

(a)	It is duly organized and existing as a corporation and in
good standing under the laws of the State of Colorado.

(b)	It is empowered under applicable laws and by its Articles
of Incorporation and By-laws to enter into and perform this Agreement.

(c)	All requisite corporate proceedings have been taken to
authorize it to enter into and perform this Agreement.

(d)	It has and will continue to have access to the necessary
facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with industry standards.

(e)	ALPS has conducted a review of its supervisory controls
system and has made available to the Fund the most current report of such review and any updates thereto.
Every time ALPS conducts a review of its supervisory control system it will make available to the Fund for inspection a report of such review and any updates thereto. ALPS shall immediately notify the Fund of any changes in how it conducts its business that would materially change the results of its most recent review of its supervisory controls system and any other changes to ALPS' business that would affect the business of the Fund or the Fund's investment adviser.

12.	Representations and Warranties of the Fund.  The Fund
represents and warrants to ALPS that:

(a)	It is a statutory trust duly organized and existing and
in good standing under the laws of the state of Delaware and is registered with the SEC as an open-end management investment company.

(b)	It is empowered under applicable laws and by its
Declaration of Trust and By-laws to enter into and perform this Agreement.

(c)	The Board of Trustees of the Fund has duly authorized it
to enter into and perform this Agreement.

(d)	Notwithstanding anything in this Agreement to the
contrary, the Fund agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of ALPS hereunder without the prior written approval or ALPS, which approval shall not be unreasonably withheld or delayed.

13.	Duties of the Fund.

(a)	ALPS and the Fund shall regularly consult with each
other regarding ALPS' performance of its obligations under this Agreement. In connection therewith, the Fund shall submit to ALPS at a reasonable time in advance of filing with the SEC reasonably final copies of any amended or supplemented registration statement (including exhibits) under the 1933 Act and the 1940 Act; provided, however, that nothing contained in this Agreement shall in any way limit the Fund's right to file at any time such amendments to any registration statement and/or supplements to any prospectus or statement of additional information, of whatever character, as the Fund may deem advisable, such right being in all respects absolute and unconditional.

(b)	The Fund agrees to issue Creation Unit aggregations of
Shares of the Fund and to request The Depository Trust
Company to record on its books the ownership of such Shares in accordance with the book-entry system procedures described in the prospectus in such amounts as ALPS has requested through the transfer agent in writing or other means of data transmission, as promptly as practicable after receipt by the Fund of the requisite deposit securities and cash component (together with any fees) and acceptance of such order, upon the terms described in the registration statement. The Fund may reject any order for Creation Units or stop all receipts of such orders at any time upon reasonable notice to ALPS, in accordance with the provisions of the registration statement.

(c)	The Fund agrees that it will take all action necessary
to register an indefinite number of Shares under the 1933 Act. The Fund shall make available to ALPS, at ALPS' expense, such number of copies of its prospectus, statement of additional information, and periodic reports as ALPS may reasonably request. The Fund will furnish to ALPS copies of all information, financial statements and other papers, which ALPS may reasonably request for use in connection with the distribution of Creation Units.

(d)	The Fund agrees to execute any and all documents and to
furnish any and all information and otherwise to take all actions that may be reasonably necessary in connection with the qualification of the Shares for sale in such states as ALPS may designate. The Fund will keep ALPS informed of the jurisdictions in which Creation Units of the Fund are authorized for sale and shall promptly notify ALPS of any change in this information.

14.	Anti-Money Laundering.  ALPS agrees to maintain an anti-money laundering program in compliance with Title III of the Uniting and Strengthening America by Providing Appropriate
Tools Required to Intercept and Obstruct Terrorism Act of
2001 (the "USA Patriot Act") and all applicable laws and regulations promulgated thereunder. ALPS confirms that, as soon as possible, following the request from the Fund, ALPS will supply the Fund with copies of ALPS' anti-money laundering policy and procedures, and such other relevant certifications and representations regarding such policy and procedures as the Fund may reasonably request from time to time.

15.	Liaison with Accountants.  ALPS shall act as a liaison with
the Fund's independent public accountants and shall provide account analysis, fiscal year summaries, and other audit-related schedules with respect to the services provided to the Fund. ALPS shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants as reasonably requested or required by the Fund.

16.	Business Interruption Plan.  ALPS shall maintain in effect a business interruption plan, and enter into any agreements necessary with appropriate parties making reasonable provisions for emergency use of electronic data processing equipment customary in the industry. In the event of equipment failures, ALPS shall, at no additional expense to the Fund, take commercially reasonable steps to minimize service interruptions.

17.	Duration and Termination of this Agreement.

(a)	Initial Term.  This Agreement shall become effective as
of the date first written above (the "Start Date") and shall continue thereafter throughout the period that ends two (2) years after the Start Date (the "Initial Term").

(b)	Renewal Term.  If not sooner terminated, this Agreement
shall renew at the end of the Initial Term and shall thereafter continue for successive annual periods, provided such continuance is specifically approved at least annually (i) by the Fund's Board of Trustees or
(ii) by a vote of a majority of the outstanding voting securities of the relevant portfolio of the Fund, provided that in either event the continuance is also approved by the majority of the Trustees of the Fund who are not interested persons (as defined in the 1940 Act) of any party to this Agreement by vote cast in person at a meeting called for the purpose of voting on such approval. If a plan under Rule 12b-1 of the 1940 Act is in effect, continuance of the plan and this Agreement must be approved at least annually by a majority of the Trustees of the Fund who are not interested persons (as defined in the 1940 Act) and have no financial interest in the operation of such plan or in any agreements related to such plan, cast in person at a meeting called for the purpose of voting on such approval.

(c)	This Agreement is terminable without penalty on sixty
(60) days' written notice by the Fund's Board of Trustees, by vote of the holders of a majority of the outstanding voting securities of the relevant portfolio, or by ALPS.

(d)	Deliveries Upon Termination.  Upon termination of this
Agreement, ALPS agrees to cooperate in the orderly
transfer of distribution duties and shall deliver to the
Fund or as otherwise directed by the Fund (at the expense
of the Fund) all records and other documents made or accumulated in the performance of its duties for the Fund
hereunder.   In the event ALPS gives notice of
termination under this Agreement, it will continue to provide the services contemplated hereunder after such termination at the contractual rate for up to 120 days, provided that the Fund uses all reasonable commercial efforts to appoint such replacement on a timely basis.

18.	Assignment.  This Agreement will automatically terminate in
the event of its assignment (as defined in the 1940 Act).
This Agreement shall not be assignable by the Fund without the prior written consent of ALPS.

19.	Governing Law.  The provisions of this Agreement shall be
construed and interpreted in accordance with the laws of the State of New York and the 1940 Act and the rules thereunder.
To the extent that the laws of the State of New York conflict with the 1940 Act or such rules, the latter shall control.
The Fund and ALPS hereby consent to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder. The Fund and ALPS hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any such proceeding brought in such a court and any claim that such proceeding brought in such a court has been brought in an inconvenient forum. The Fund and ALPS each hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement.

20.	Names.  The obligations of the Fund entered into in the name or on behalf thereof by any director, shareholder, representative, or agent thereof are made not individually, but in such capacities, and are not binding upon any of the directors, shareholders, representatives or agents of the Fund personally, but bind only the property of the Fund, and all persons dealing with the Fund must look solely to the property of the Fund for the enforcement of any claims against the Fund.

21.	Amendments to this Agreement.  This Agreement may only be
amended by the parties in writing.

22.	Notices.  All notices and other communications hereunder
shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

      To ALPS:

ALPS Distributors, Inc.
1290 Broadway, Suite 1100
Denver, Colorado  80203
Attn:  General Counsel
Fax:  (303) 623-7850

To the Fund:

c/o DBX Advisors LLC
60 Wall Street
New York, New York 10005
Attn:  Martin Kremenstein
Mail Stop: NYC 60-1808
Fax: (212) 797-4469

23.	Counterparts.  This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

24.	Entire Agreement.  This Agreement embodies the entire
agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof; provided, however, that ALPS may embody in one or more separate documents its agreement, if any, with respect to delegated duties and oral instructions.


IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

By:	/s/ Alex N. Depetris

Name: Alex N. Depetris
Title:	Chief Executive Officer
and President

By:	/s/ Michael Gilligan

Name: Michael Gilligan
Title:	Chief Financial Officer



ALPS DISTRIBUTORS, INC.

By:	/s/ Thomas A. Carter

Name: Thomas A. Carter
Title	President


APPENDIX A

LIST OF PORTFOLIOS

db-X MSCI Emerging Markets Currency-Hedged Equity Fund db-X MSCI EAFE Currency-Hedged Equity Fund db-X MSCI Brazil Currency-Hedged Equity Fund db-X MSCI Canada Currency-Hedged Equity Fund db-X MSCI Japan Currency-Hedged Equity Fund


APPENDIX B

SERVICES

      (a)	The Fund grants to ALPS the exclusive right to receive
all orders for purchases of Creation Units of each portfolio from participating parties ("Authorized Participants") which have entered into a participant agreement with ALPS and the transfer agent in accordance with the registration statement
("Participant Agreements") and to transmit such orders to the Fund in accordance with the registration statement; provided, however, that nothing herein shall affect or limit the right and ability of the Fund to accept deposit securities and related cash components through or outside the clearing process, and as provided in and in accordance with the registration statement.
The Fund acknowledges that ALPS shall not be obligated to accept any certain number of orders for Creation Units.

      (b)	ALPS agrees to act as agent of the Fund with respect
to the continuous distribution of Creation Units of the Fund as set forth in the registration statement and in accordance with the provisions thereof. ALPS further agrees as follows: (a)
ALPS shall enter into Participant Agreements among Authorized Participants, ALPS, and, if applicable, the transfer agent in accordance with the registration statement; (b) ALPS shall generate and transmit confirmations of Creation Unit purchase order acceptances to the purchaser; (c) ALPS shall deliver copies of the prospectus to purchasers of such Creation Units and upon request the statement of additional information; and
(d) ALPS shall maintain telephonic, facsimile and/or access to direct computer communications links with the transfer agent.

      (c)	(i)	ALPS agrees to use all reasonable efforts,
consistent with its other business, to facilitate the purchase of Creation Units through Authorized Participants in accordance with the procedures set forth in the prospectus and the Participant Agreements.

            (ii)	ALPS shall, at its own expense, execute selected
or soliciting dealer agreements with registered broker-dealers and other eligible entities providing for the purchase of Creation Units of Shares of the Fund and related promotional activities, in the forms as approved by the Board of Directors or Trustees of the Fund. The Fund shall not furnish or cause to be furnished to any person or display or publish any information or materials relating to the Fund (including, without limitation, promotional materials and sales literature, advertisements, press releases, announcements, statements, posters, signs or other similar material), except such information and materials that have been approved in writing by ALPS. Furthermore, ALPS shall clear and file all advertising, sales, marketing and promotional materials of the portfolios with FINRA.

      (d)	ALPS agrees to administer the Fund's distribution plan
on behalf of the Fund. To the extent applicable, ALPS shall, at its own expense, set up and maintain a system of recording and payments for fees and reimbursement of expenses disseminated pursuant to this Agreement and any other related agreements under the Fund's Rule 12b-1 Plans and shall, pursuant to the 1940 Act, report such payment activity under the Distribution
Plan to the Fund at least quarterly.

      (e)	All activities by ALPS and its agents and employees
which are primarily intended to result in the sale of Creation Units shall comply with the registration statement, the instructions of the Board of Directors or Trustees of the Fund and all applicable laws, rules and regulations including, without limitation, all rules and regulations made or adopted pursuant to the 1940 Act by the SEC or any securities association registered under the 1934 Act, including FINRA and the NYSE Arca.

      (g)	The offering price for all Creation Units of Shares
will be the aggregate net asset value of the Shares per Creation
Unit of the portfolio, as determined in the manner described in the registration statement.

      (h)	If and whenever the determination of net asset value
is suspended and until such suspension is terminated, no further orders for Creation Units will be processed by ALPS except such unconditional orders as may have been placed with ALPS before it had knowledge of the suspension. In addition, the Fund reserves the right to suspend sales and ALPS' authority to process orders for Creation Units on behalf of the Fund, upon due notice to ALPS, if, in the judgment of the Fund, it is in the best interests of the Fund to do so. Suspension will continue for such period as may be determined by the Fund.

      (i)	ALPS is not authorized by the Fund to give any
information or to make any representations other than those contained in the registration statement or prospectus or contained in shareholder reports or other material that may be prepared by or on behalf of the Fund for ALPS' use.

      (j)	The Board of Trustees shall approve the form of any
Soliciting Dealer Agreement to be entered into by ALPS with respect to the portfolios.

      (k)	At the request of the Fund, ALPS shall enter into
agreements, in the form specified by the Fund, with participants in the system for book-entry of The Depository Trust Company and the NSCC as described in the prospectus.

      (l)	ALPS shall ensure that all direct requests for
prospectuses, statements of additional of information and periodic fund reports, as applicable, are fulfilled. In addition, ALPS shall arrange to provide the NYSE Arca (and any other national stock exchange on which the Shares may be listed) with copies of prospectuses and/or summary prospectuses to be provided to purchasers in the secondary market. ALPS will generally make it known in the brokerage community that prospectuses and/or summary prospectuses and statements of additional information are available, including by (i) advising the NYSE Arca on behalf of its member firms of the same, (ii) making such disclosure in all marketing and advertising materials prepared and/or filed by ALPS with FINRA, and (iii) as may otherwise be required by the SEC.

      (m)	ALPS agrees to make available, at the Fund's request,
one or more members of its staff to attend Board meetings of the Fund in order to provide information with regard to the ongoing distribution process and for such other purposes as may be requested by the Board of Directors or Trustees of the Fund.

	(n)	ALPS will review all sales and marketing materials for
compliance with applicable laws and conditions of any applicable exemptive order, and file such materials with FINRA when necessary or appropriate. All such sales and marketing materials must be approved, in writing, by ALPS prior to use.



Amendment No. 14 to Distribution Agreement

      This Amendment, dated as of May 16, 2016, to the Distribution Agreement (this "Amendment"), by and between DBX ETF Trust (the "Trust"), a Delaware statutory trust and ALPS Distributors, Inc., a Colorado corporation, having its principal place of business at 1290 Broadway, Suite 1100, Denver, Colorado 80203 (the "Distributor").

      WHEREAS, the Trust and the Distributor entered into a Distribution Agreement dated November 1, 2011, as amended from time to time (the "Agreement"); and

      WHEREAS, the Trust and the Distributor wish to amend the provisions of the Agreement to reflect the addition of one new portfolio offered under the Trust, as follows:

      NOW, THEREFORE, the parties hereby agree to amend the Agreement as follows:

      1.	The parties hereto agree to delete the current
Appendix A to the Agreement in its entirety and replace it with a new Appendix A attached hereto.

	2.	Except as specifically set forth herein, all other
provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.
	IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.



DBX ETF TRUST	ALPS DISTRIBUTORS, INC.


By: /s/ Alex Depetris		By: /s/ Jeremy O. May
Name:  Alex Depetris		Name: 	Jeremy O. May
Title:    Chief Executive Officer & President		Title: 	President


By: /s/ Michael Gilligan
Name:  Michael Gilligan
Title:    Chief Financial Officer



	APPENDIX A

LIST OF PORTFOLIOS

Name
Ticker


Deutsche X-trackers Municipal Infrastructure
Revenue Bond ETF
RVNU
Deutsche X-trackers MSCI Brazil Hedged Equity ETF
DBBR
Deutsche X-trackers MSCI Germany Hedged Equity ETF
DBGR
Deutsche X-trackers MSCI EAFE Hedged Equity ETF
DBEF
Deutsche X-trackers MSCI Emerging Markets Hedged
Equity ETF
DBEM
Deutsche X-trackers MSCI Japan Hedged Equity ETF
DBJP
Deutsche X-trackers MSCI Europe Hedged Equity ETF
DBEU
Deutsche X-trackers MSCI United Kingdom Hedged
Equity ETF
DBUK
Deutsche X-trackers MSCI Asia Pacific ex Japan
Hedged Equity ETF
DBAP
Deutsche X-trackers MSCI All World ex US Hedged
Equity ETF
DBAW
Deutsche X-trackers MSCI South Korea Hedged Equity
ETF
DBKO
Deutsche X-trackers MSCI Mexico Hedged Equity ETF
DBMX
Deutsche X-trackers MSCI Eurozone Hedged Equity ETF
DBEZ
Deutsche X-trackers Harvest CSI 300 China A-Shares
ETF
ASHR
Deutsche X-trackers MSCI All China ETF
CN
Deutsche X-trackers Harvest CSI 500 China A-Shares
Small Cap ETF
ASHS
Deutsche X-trackers Dow Jones Hedged International
Real Estate ETF
DBRE
Deutsche X-trackers S&P Hedged Global
Infrastructure ETF
DBIF
Deutsche X-trackers Japan JPX-Nikkei 400 Equity ETF
JPN
Deutsche X-trackers Japan JPX-Nikkei 400 Hedged
Equity ETF
JPNH
Deutsche X-trackers Emerging Markets Bond -
Interest Rate Hedged ETF
EMIH
Deutsche X-trackers Investment Grade Bond -
Interest Rate Hedged ETF
IGIH
Deutsche X-trackers High Yield Corporate Bond -
Interest Rate Hedged ETF
HYIH
Deutsche X-trackers MSCI EAFE High Dividend Yield
Hedged Equity ETF
HDEF
Deutsche X-trackers MSCI Emerging Markets High
Dividend Yield Hedged Equity ETF
HDEE
Deutsche X-trackers MSCI Eurozone High Dividend
Yield Hedged Equity ETF
HDEZ
Deutsche X-trackers MSCI All World ex US High
Dividend Yield Hedged Equity ETF
HDAW
Deutsche X-trackers MSCI EAFE Small Cap Hedged
Equity ETF
DBES
Deutsche X-trackers MSCI Italy Hedged Equity ETF
DBIT
Deutsche X-trackers MSCI Spain Hedged Equity ETF
DBSP
Deutsche X-trackers MSCI Southern Europe Hedged
Equity ETF
DBSE
Deutsche X-trackers MSCI Australia Hedged Equity
ETF
DBAU
Deutsche X-trackers CSI 300 China A-Shares Hedged
Equity ETF
ASHX
Deutsche X-trackers MSCI Latin America Pacific
Alliance ETF
PACA
Deutsche X-trackers Russell 1000 Comprehensive
Factor ETF
DEUS
Deutsche X-trackers FTSE Developed ex US
Comprehensive Factor ETF
DEEF
Deutsche X-trackers FTSE Emerging Comprehensive
Factor ETF
DEMG
Deutsche X-trackers BofA Merrill Lynch
International Treasury Bond Hedged ETF
IGVT
Deutsche X-trackers BofA Merrill Lynch
International Corporate Bond Hedged ETF
IFIX
Deutsche X-trackers BofA Merrill Lynch
International High Yield Bond Hedged ETF
IHIY
Deutsche X-trackers Russell 2000 Comprehensive
Factor ETF
DESC